Exhibit 3.1

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

DIGIMARC CORPORATION

Pursuant to Section 60.134 of the Oregon Revised Statutes, Digimarc Corporation, a corporation organized and existing under the Oregon Revised Statutes (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:    That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation filed with the Secretary of State of the State of Oregon on April 29, 2010 (the “Articles of Incorporation”), which authorizes the issuance of up to 2,500,000 shares of preferred stock, $0.001 par value per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law and the Articles of Incorporation, to issue, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares to be included in any series of Preferred Stock and the designation, relative rights, preferences and limitations of the shares of such series, the following resolution was duly adopted by the Board at a meeting of the Board held on September 28, 2020. The amendments approved by the following resolution were adopted by the Board without shareholder action and shareholder action was not required.

RESOLVED, that the Articles of Incorporation are hereby amended to add a new Section 6 to the end of Article III:

“Section 6. Series B Convertible Preferred Stock. 16,970 shares of Preferred Stock of the Corporation are hereby designated as Series B Convertible Preferred Stock with the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions set forth on Exhibit A hereto (the “Series B Preferred Designations”).”

SECOND:    Principal place of business of the Corporation is 9405 SW Gemini Drive, Beaverton, Oregon 97008.

THIRD:    Robert Chamness whose address is 9405 SW Gemini Drive, Beaverton, Oregon 97008 has direct knowledge of the operations and business activities of the Corporation.

I declare as an authorized signer, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the Corporation. This filing has been examined by me and is, to the best of my knowledge and belief true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

/s/ Robert P. Chamness
Robert P. Chamness
Executive Vice President, Chief Legal Officer and Secretary

Contact Name and Phone Number:

Noralyn Danielle

(503) 727-2145

EXHIBIT A

SECTION 1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares constituting the Series B Preferred Stock shall be 16,970. That number from time to time may be increased or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate or amendment pursuant to the provisions of the Oregon Business Corporation Act stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series B Preferred Stock.

SECTION 2. Ranking. The Series B Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with each other class or series of Capital Stock of the Company hereafter authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) junior to each other class or series of Capital Stock of the Company hereafter authorized, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock and each other class or series of Capital Stock of the Company, including, without limitation, the Company’s Series A Redeemable Nonvoting Preferred Stock and the Company’s Series R Participating Cumulative Preferred Stock, now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

SECTION 3. Definitions. As used herein with respect to the Series B Preferred Stock:

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Articles of Amendment” means the Articles of Amendment to the Articles of Incorporation of Digimarc Corporation to which this Exhibit A is attached.

“Articles of Incorporation” has the meaning set forth in the Articles of Amendment.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (assuming conversion of all Series B Preferred Stock, if any, owned by such Person to Common Stock).

“Board” has the meaning set forth in the Articles of Amendment.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Bylaws of the Company, adopted on April 29, 2010, as the same may be further amended, supplemented or restated.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions:

(a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its wholly owned Subsidiaries or a Holder (together with its Affiliates), has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; or

(b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b).

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Change of Control Redemption Price” has the meaning set forth in Section 8(a).

“Change of Control Notice” has the meaning set forth in Section 8(b).

“Close of Business” means 5:00 p.m. (New York City time).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Liquidity Conditions” will be satisfied with respect to a conversion of the Series B Preferred Stock pursuant to Section 6 if:

(a) each share of Common Stock will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); and

(b) (i) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (a) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is pending based on the Company falling below the minimum listing maintenance requirements of such exchange.

“Common Stock Change Event” has the meaning set forth in Section 7(e)(i).

“Company” means Digimarc Corporation.

“Company Shareholder Meeting” has the meaning set forth in the Subscription Agreement.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Stock and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 6(b).

“Conversion Price” means $14.37, subject to adjustment as set forth herein.

“Conversion Restriction” has the meaning set forth in Section 6(a).

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “DMRC <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one (1) share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Board selects in its reasonable and good faith discretion). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Dividend Payment Date” means, with respect to any share of Series B Preferred Stock, December 31 of each year, beginning on December 31, 2020.

“Dividend Period” means each period from, and including, a Dividend Payment Date (or, in the case of the first Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Dividend Payment Date.

“Dividend Rate” means seven and one-half percent (7.5%) per annum.

“Dividend Record Date” means December 15.

“Dividends” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person in whose name the shares of the Series B Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series B Preferred Stock in violation of the Subscription Agreement shall be a Holder; the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder; and the Person in whose name the shares of the Series B Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company.

“Initial Issue Date” means the Preferred Closing Date, as defined in the Subscription Agreement.

“Issuance Date” means, with respect to any share of Series B Preferred Stock, the date of issuance of such share.

“Junior Stock” has the meaning set forth in Section 2(c).

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three Independent Financial Advisors the Company reasonably selects in good faith.

“Liquidation Preference” means, with respect to the Series B Preferred Stock, an amount initially equal to the Stated Value per share of Series B Preferred Stock; provided, however, that the Liquidation Preference is subject to adjustment pursuant to Section 4(c)(i).

“NASDAQ” means The Nasdaq Stock Market.

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer or the Secretary of the Company.

“Parity Stock” has the meaning set forth in Section 2(a).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” has the meaning set forth in the Articles of Amendment.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Redemption Date” has the meaning set forth in Section 8(c).

“Reference Property” has the meaning set forth in Section 7(e)(i).

“Reference Property Unit” has the meaning set forth in Section 7(e)(i).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock and its successors and assigns.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 29, 2020, between the Company and TCM Strategic Partners L.P., as the same may be amended, supplemented or restated in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series B Preferred Designations” has the meaning set forth in the Articles of Amendment.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Stated Value” means $1,000 per share of Series B Preferred Stock.

“Shareholder Approval” has the meaning set forth in the Subscription Agreement.

“Subscription Agreement” means the Subscription Agreement, dated as of September 29, 2020, between the Company and TCM Strategic Partners L.P., as the same may be amended, supplemented or restated in accordance with its terms.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Successor Person” has the meaning set forth in Section 7(e)(iii).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no VWAP Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer” means, with respect to any security, any direct or indirect (a) sale, transfer, conveyance or encumbrance of such security, or the grant of any option or other right to an interest therein, whether voluntary, involuntary or by operation of law; provided that such transaction with respect to any security or ownership of Holder shall not constitute a Transfer so long as the Principal (as defined in the Subscription Agreement) continues to Control Holder following such transaction, or (b) entry into any hedge, swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock. The term “Transferred” shall have a correlative meaning.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series B Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Broadridge Financial Solutions, Inc.

“Voting Conversion Price” means $17.01, subject to adjustment as set forth herein.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

SECTION 4. Dividends.

(a) Accumulation and Payment of Dividends. The Series B Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 4(b)), regardless of whether or not declared or funds are legally available for their payment (the “Dividends”). Such Dividends will be payable when, as and if declared by the Board, out of funds legally available for their payment to the extent paid in cash, annually in arrears on the Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Dividend Record Date. Dividends on the Series B Preferred Stock will accumulate from, and including, the last date to which Dividends have been paid (or, if no Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Dividend Payment Date.

(b) Computation of Accumulated Regular Dividends. Accumulated Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Dividends on each share of Series B Preferred Stock will accrue on the Liquidation Preference of such share as of immediately before the Close of Business on the preceding Dividend Payment Date (or, if there is no preceding Dividend Payment Date, on the Stated Value of such share).

(c) Method of Payment; Payments in Kind.

(i) Generally. Subject to the next sentence, each declared Dividend on the Series B Preferred Stock will be paid in cash. Notwithstanding anything to the contrary in these Series B Preferred Designations, if as of the Close of Business on any Dividend Payment Date, the Company

has not paid all or any portion of the full amount of the Dividends (regardless of whether or not declared) that have accumulated on the Series B Preferred Stock in respect of the Dividend Period ending on, but excluding, such Dividend Payment Date, then, the dollar amount (expressed as an amount per share of Series B Preferred Stock) of such Dividend (or, if applicable, portion thereof) not paid in cash will (without duplication) be added, effective immediately before the Close of Business on the related Dividend Payment Date, to the Liquidation Preference of each share of Series B Preferred Stock outstanding as of such time.

(ii) Construction. Any Dividends the amount of which is added to the Liquidation Preference thereof pursuant to Section 4(c)(i) will be deemed to be “declared” and “paid” on the Series B Preferred Stock for all purposes of these Series B Preferred Designations.

SECTION 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Preferred Stock equal to the greater of (i) the sum of (x) the Liquidation Preference with respect to such share of Series B Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and (y) accumulated and unpaid Dividends on such share to, but excluding, the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such share of Series B Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

SECTION 6. Conversion.

(a) Notwithstanding the foregoing or anything else in these Series B Preferred Designations to the contrary, unless and until the Shareholder Approval is obtained, neither the Company nor the Holders shall have the right to convert any shares of Series B Preferred Stock into shares of Common Stock pursuant to the terms of these Series B Preferred Designations (the “Conversion Restriction”).

(b) On the first Business Day following the date the Shareholder Approval is attained as contemplated by Section 4.10 of the Subscription Agreement on which the Common Stock Liquidity Conditions are satisfied (the “Conversion Date”), each share of Series B Preferred Stock will automatically convert without the need for any action on the part of the Holder(s) thereof into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of (x) the Liquidation Preference with respect to such share of Series B Preferred Stock as of the Conversion Date, and (y) accumulated and unpaid Dividends on such share to, but excluding, the Conversion Date, divided by (B) the Conversion Rate plus (ii) cash in lieu of fractional shares as set out in Section 7(i). For avoidance of any doubt, the Series B Preferred Stock will not be converted into Common Stock unless and until (I) the Shareholder Approval is attained by the Company and (II) the Common Stock Liquidity Conditions are satisfied.

(c) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series B Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, claims, security interests, charges and other encumbrances (other than restrictions arising under applicable securities laws, or restrictions imposed by the Subscription Agreement, the Articles of Amendment or the Registration Rights Agreement).

SECTION 7. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. Upon the automatic conversion of the Series B Preferred Stock pursuant to Section 6, the Holder thereof shall:

(i) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B Preferred Stock that have converted;

(ii) if required, furnish appropriate endorsements and transfer documents; and

(iii) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 17.

(b) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date, Dividends shall no longer accrue or be declared on any shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of the Series B Preferred Stock on the Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in Section 7(a) (and in any event no later than three (3) Business Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 7(i)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, through the facilities of The

Depositary Trust Company (to the extent eligible) or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company (to the extent eligible), or by mailing certificates evidencing the shares to the Holders at their respective addresses as notified in writing by such Holders to the Conversion Agent. The Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Conversion Price and Voting Conversion Price Adjustments.

(i) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 7(e) will apply), then the Conversion Price and the Voting Conversion Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Close of Business on the effective date of such stock split or stock combination, as applicable, shall be adjusted by multiplying such Conversion Price or Voting Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such dividend distribution, stock split or stock combination.

(ii) Other Dividends and Distributions. In the event the Company at any time or from time to time after the Initial Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in cash or other property or rights, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property or rights in an amount equal to the amount of such cash, securities or other property or rights as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). In the event that the Company offers to repurchase or exchange shares of Common Stock (other than open market purchases pursuant to a stock repurchase plan or in connection with the vesting of equity awards), the Company shall offer to repurchase or exchange shares of Series B Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein).

(iii) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 7(d)(i), the number of shares of Common Stock outstanding at any time will exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(iv) Calculations. All calculations with respect to the Conversion Price and the Voting Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

(v) Notice of Conversion Price and Voting Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price and the Voting Conversion Price pursuant to Section 7(d)(i), the Company will, as soon as reasonably practicable and no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price and the Voting Conversion Prices in effect immediately after such adjustment; and (3) the effective time of such adjustment. If any dividend, distribution, stock split or stock combination of the type described in this Section 7(d)(i) is declared or announced, but not so paid or made, then the Conversion Price and the Voting Conversion Price will be readjusted to the Conversion Price and the Voting Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced, effective as of the date the Board, or any Officer acting pursuant to authority conferred by the Board, determines not to pay such dividend or distribution or to effect such stock split or stock combination.

(e) Effect of Common Stock Change Event.

(i) Generally. If there occurs any of the following, other than, in each case, any such transaction that constitutes a Change of Control, with respect to which, for the avoidance of doubt, the provisions of Section 8 shall apply:

(1) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in these Series B Preferred Designations:

(A) from and after the effective time of such Common Stock Change Event, the Holders shall have the right to acquire and receive, upon conversion of such Series B Preferred Stock, in lieu of each share of Common Stock receivable upon the conversion of such share of Series B Preferred Stock prior to the Common Stock Change Event, one Reference Property Unit; and

(B) for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 7(e).

(iii) Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 7(d) in a manner consistent with this Section 7(e); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 7(e)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

(f) Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.

(g) Schedule of Calculations. Except as otherwise provided in these Series B Preferred Designations, the Company will be responsible for making all calculations called for under these Series B Preferred Designations or the Series B Preferred Stock, including determinations of the Conversion Price, the Voting Conversion Price and accumulated Dividends on the Series B Preferred Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(h) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered by the Company setting forth its calculation of the Conversion Price and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series B Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series B Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 7.

(i) No Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, the greater in dollar value of (i) an amount in cash equal to the product of (A) such fractional share amount multiplied by (B) the Conversion Rate and (ii) one additional whole share of Common Stock (the value of which shall be determined based on the Last Reported Sale Price per share of Common Stock on the Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day)). In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon conversion of such Holder’s shares of Series B Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series B Preferred Stock of such Holder that are being converted on the Conversion Date.

(j) Status of Converted or Reacquired Shares. Shares of Series B Preferred Stock converted in accordance with these Series B Preferred Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the Oregon Business Corporation Act, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Articles of Incorporation.

SECTION 8. Change of Control.

(a) Subject to Section 8(d), upon the occurrence of a Change of Control, the Company shall be required to redeem the outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock, payable in cash, equal to the greater of (i) the sum of (x) the Liquidation Preference with respect to such share of Series B Preferred Stock as of the date of the Change of Control, and (y) accumulated and unpaid Dividends on such share to, but excluding, the date of such Change of Control, and (ii) the amount such Holders would have received had such Holders, immediately prior to such Change of Control converted such share of Series B Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein) (the “Change of Control Redemption Price”).

(b) Initial Change of Control Notice. On or before the tenth (10th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control, (ii) the date on which the Change of Control is anticipated to be consummated, (iii) the Change of Control Redemption Price and the calculation thereof, and (iv) the instructions a Holder must follow to receive payment.

(c) Delivery upon Change of Control. Upon the consummation of a Change of Control (such date, the “Redemption Date”), subject to Section 8(d), the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Redemption Price of such Holder’s shares of Series B Preferred Stock.

(d) Sufficient Funds. If the Company shall not have sufficient funds legally available under the Oregon Business Corporation Act to redeem all outstanding shares of Series B Preferred Stock if it redeems outstanding shares of Series B Preferred Stock, the Company shall (i) redeem, pro rata among the Holders, a number of shares of Series B Preferred Stock with an aggregate Change of Control Redemption Price equal to the amount legally available for the redemption of shares of Series B Preferred Stock under the Oregon Business Corporation Act and (ii) redeem any shares of Series B Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such shares of Series B Preferred Stock. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law.

(e) Change of Control Agreements. The Company shall not voluntarily engage in any transaction that would result in a Change of Control unless (i) such transaction provides for the payment in full of the Change of Control Redemption Price pursuant to this Section 8 and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control, such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the payment of the Change of Control Redemption Price in respect of the outstanding shares of Series B Preferred Stock.

(f) Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Section 8, Dividends shall no longer be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(g) Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed in accordance with this Section 8 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board pursuant to the provisions of the Articles of Incorporation.

SECTION 9. Voting Rights.

(a) General. Except as provided in Section 9(b), Holders of shares of Series B Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company); provided, however, that shares of Series B Preferred Stock shall not be entitled to vote with respect to the Shareholder Approval to the extent limited by the NASDAQ listing rules. Each Holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock obtained by dividing (A) the aggregate Stated Value with respect to all shares of Series B Preferred Stock held by such Holder, divided by (B) the Voting Conversion Price, in each case at and calculated as of the record date for the determination of shareholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of shareholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Articles of Incorporation and Bylaws of the Company.

(b) Voting Limitation. Notwithstanding the foregoing, or anything else in the Series B Preferred Designations to the contrary, for so long as the Conversion Restriction remains in effect, no Holder shall be entitled to cast a number of votes with respect to their shares of Series B Preferred Stock and any shares of Common Stock beneficially owned by such Holder in excess of 19.9% of the outstanding shares of Capital Stock then entitled to vote.

(c) Consent Rights. The vote or consent of the Holders of at least a majority of the shares of Series B Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the Oregon Business Corporation Act:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including these Series B Preferred Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series B Preferred Stock;

(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement to, the Articles of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series B Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(iii) any transaction between the Company, on the one hand, and any of its Affiliates, on the other hand (excluding (A) any transaction between the Company and any of its Subsidiaries, (B) any compensation that has been approved by the Compensation Committee (or any successor committee) of the Board or (C) any transaction that has been approved by a majority of the disinterested directors on the Board);

(iv) except to the extent any of the following would constitute a Change of Control (in which case the provisions of Section 8(a) shall apply), the Company’s consolidation or combination with, or merger with or into, another Person, or any binding or statutory share exchange or reclassification involving the Series B Preferred Stock, in each case unless:

(1) the Series B Preferred Stock either (x) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (y) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving Person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(2) the Series B Preferred Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Board in good faith) to the Holders or the holders thereof, as applicable, than the rights, preferences and voting powers, taken as a whole, of the Series B Preferred Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(3) the issuer of the Series B Preferred Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not the Company, will succeed to the Company under the Articles of Incorporation and the Series B Preferred Stock; or

(v) agree or consent to any of the actions prohibited by this Section 9(c),

provided, however, that (x) a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (1), (2) and (3) of Section 9(c)(iv) will not require any vote or consent pursuant to Section 9(c)(i), Section 9(c)(ii) or Section 9(c)(v); and (y) each of the following will be deemed, without limitation, not to adversely affect the rights, preferences or voting powers of the Series B Preferred Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be “materially less favorable” for purposes of Section 9(c)(iv)(2)) and will not require any vote or consent pursuant to Section 9(c)(i), Section 9(c)(ii), Section 9(c)(iv) or Section 9(c)(v):

(1) any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock;

(2) the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that constitutes Junior Stock; and

(3) the application of Section 7(e), including the execution and delivery of any supplemental instruments pursuant to Section 7(e)(iii) solely to give effect to such provision.

(d) Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(c)(i) or Section 9(c)(ii), the Company may amend, modify or repeal any of the terms of the Series B Preferred Stock without the vote or consent of any Holder to: (i) cure any ambiguity or correct any omission, defect or inconsistency in these Series B Preferred Designations or the Certificates representing the Series B Preferred Stock, including the filing of a certificate of correction, or a corrected instrument in connection therewith; or (ii) make any other change to the Articles of Incorporation, these Series B Preferred Designations or the Certificates representing the Series B Preferred Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such, in any material respect (as determined by the Board in good faith).

(e) Each Holder of Series B Preferred Stock will have one vote per share of Series B Preferred Stock on any matter on which Holders of Series B Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(f) The vote or consent of the Holders of a majority of the shares of Series B Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the provisions of Section 9(c) of the Series B Preferred Designations, and any amendment or waiver of any of the provisions of Section 9(c) approved by such percentage of the Holders shall be binding on all of the Holders.

(g) For the avoidance of doubt and notwithstanding anything to the contrary in the Articles of Incorporation or Bylaws of the Company, the Holders of Series B Preferred Stock shall have the exclusive consent and voting rights set forth in Section 9(c) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series B Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

SECTION 10. Transfers.

(a) Restrictions on Transfer.

(i) Without the prior written consent of the Company, no Holder may Transfer any shares of Series B Preferred Stock prior to the date that is the six-month anniversary of the Initial Issue Date.

(ii) Notwithstanding anything to the contrary contained in this Section 10, (i) during the period commencing on the six-month anniversary of the Initial Issue Date and continuing until the one-year anniversary of the Initial Issue Date, as a condition to transfer of the Series B Preferred Stock, the transferee must agree to be bound by the terms of Section 4.2 and Section 4.3 of the Subscription Agreement pursuant to a written agreement in form and substance reasonably satisfactory to the Company, and (ii) without the consent of the Company, Holder may Transfer Series B Preferred Stock at any time (A) to a Permitted Transferee of the Holder that agrees to be bound by the terms of Section 4.2 and Section 4.3 of the Subscription Agreement pursuant to a written agreement in form and substance reasonably satisfactory to the Company; (B) pursuant to a tender or exchange offer, merger, consolidation, division, acquisition, reorganization or recapitalization involving the Company that has been recommended or approved by a majority of the Board; or (C) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws.

(b) Legends.

(i) The shares of Series B Preferred Stock (unless and until transferred in a sale registered under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission, as such rule may be amended from time to time), will be stamped or imprinted with a legend in substantially the following form: (in addition to any legend required under applicable state securities laws):

“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(ii) In addition, for so long as the Series B Preferred Stock and/or the shares of Common Stock issuable upon conversion of the Series B Preferred Stock are subject to the restrictions set forth in Section 4.2 of the Subscription Agreement, each certificate representing the Series B Preferred Stock or the Common Stock issued upon conversion of the Series B Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SUBSCRIPTION AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(iii) The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Series B Preferred Stock or the Common Stock issued upon conversion of the Series B Preferred Stock in order to implement the restrictions on transfer set forth in the Subscription Agreement.

SECTION 11. Preemptive Rights. The Holders shall not have any preemptive rights.

SECTION 12. Term. Except as expressly provided in these Series B Preferred Designations, the shares of Series B Preferred Stock shall not be redeemable or otherwise mature and the term of the Series B Preferred Stock shall be perpetual.

SECTION 13. Creation of Capital Stock. Subject to Section 9(c), the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

SECTION 14. No Sinking Fund. Shares of Series B Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 15. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B Preferred Stock shall be Broadridge Financial Solutions, Inc. The Company may, in its reasonable discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series B Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

SECTION 16. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series B Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series B Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series B Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the reasonably satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock formerly evidenced by the physical certificate.

SECTION 17. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series B Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series B Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series B Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 18. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given (a) upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at Digimarc Corporation, 9405 SW Gemini Drive, Beaverton, Oregon 97008 (Attention: Chief Legal Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given; or (b) on the date transmitted to an email address designated by the Company or any such Holder if sent during normal business hours, and on the next Business Day if sent after normal business hours of the recipient.

SECTION 19. Interpretation; Facts Ascertainable. For the purposes of these Series B Preferred Designations: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the Series B Preferred Designations as a whole (including all of the Schedules and Exhibits) and not to any particular provision of these Series B Designations, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to these Series B Preferred Designations unless otherwise specified. When the terms of these Series B Preferred Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series B Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 20. Waiver. Notwithstanding any provision in these Series B Preferred Designations to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series B Preferred Stock then outstanding.

SECTION 21. Severability. If any term of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 22.Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Company shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

SECTION 23.Listing. The Company hereby covenants and agrees that, if at any time the Common Stock shall be traded on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange require the Company to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange at such time.